Exhibit 99.1

MEDIA CONTACT

Heather Worley, 214.932.6827

heather.worley@texascapitalbank.com

INVESTOR CONTACT

Myrna Vance, 214.932.6646

myrna.vance@texascapitalbank.com

TEXAS CAPITAL BANCSHARES, INC ANNOUNCES PRICING OF COMMON STOCK OFFERING

DALLAS – January 23, 2014 – Texas Capital Bancshares, Inc. (NASDAQ: TCBI) announced today that it has priced a public offering of 1.7 million shares of common stock to the public at $60.25 per share for total gross proceeds of $102.4 million. The Company expects to close the sale of the shares of common stock on January 29, 2014, subject to customary closing conditions. The underwriters will have a 30-day option to purchase up to an additional 255,000 shares of common stock from Texas Capital.

Deutsche Bank Securities Inc. and Macquarie Capital (USA) Inc. are serving as Joint Bookrunning Managers for this offering.

Texas Capital has filed a registration statement (including a base prospectus) with the SEC for the common stock offering. Copies of the prospectus supplement and the accompanying base prospectus for the offering, when available, may be obtained from Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005, by telephone at 1-800-503-4611 or by email at prospectus.cpdg@db.com or Macquarie Capital (USA) Inc., 125 West 55th Street, New York, NY 10019, Attn: Prospectus Department, by emailing US.Prospectus@Macquarie.com or by calling 888-268-3937.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT TEXAS CAPITAL BANCSHARES, INC.

Texas Capital Bancshares, Inc. (NASDAQ®: TCBI), a member of the Russell 2000® Index and the S&P SmallCap 600®, is the parent company of Texas Capital Bank, a commercial bank that delivers highly personalized financial services to businesses and individual clients. Headquartered in Dallas, the bank has full-service locations in Austin, Dallas, Fort Worth, Houston and San Antonio.

This news release may be deemed to include forward-looking statements which are based on Texas Capital’s current estimates or expectations of future events or future results. Texas Capital is under no obligation, and expressly disclaims such obligation, to update, alter or revise its forward-looking statements, whether as a result of new information, future events, or otherwise. A number of factors, many of which are beyond Texas Capital’s control, could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk of adverse impacts from general economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. These and other factors that could cause results to differ materially from those described in the forward-looking statements can be found in the prospectus supplements, the Annual Report on Form 10-K and other filings made by Texas Capital with the Securities and Exchange Commission (SEC).